Exhibit 2.1

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) dated and effective as of August 22, 2025 (the “Effective Date”), amends that certain Agreement and Plan of Merger dated March 10, 2024 (as amended to date, the “Merger Agreement”), by and among Blackboxstocks Inc., a Nevada corporation (“Parent”), RABLBX Merger Sub Inc., a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Realloys Inc., a Nevada corporation (the “Company”). Parent, Merger Sub and the Company are each a “Party” and referred to collectively herein as the “Parties.” Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the Merger Agreement.

WHEREAS, the Parties desire to amend the Merger Agreement to delete and restate in its entirety the definition of “Permitted Transfer” in the CVR Agreement attached as Exhibit E to the Merger Agreement;

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Recitals. The recitals set forth above are true and correct and they are incorporated herein by this reference.

2. Amendments to Definition of Permitted Transfer. The definition of “Permitted Transfer” in Section 1.1 of the CVR Agreement, attached as Exhibit E to the Merger Agreement, is hereby deleted and restated in its entirety as follows:

“Permitted Transfer” means: (i) the transfer of any or all of the CVRs (upon the death of the Holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) a transfer made by operation of law (including a consolidation or merger); (v) a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; (vi) a transfer from a participant in a tax-qualified employee benefit plan, who received the CVRs from such participant’s account in such tax-qualified employee benefit plan, to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; or (vii) in the case of CVRs held in book-entry form or other similar nominee form, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by DTC.

3. Ratification; Conflict. Except as modified hereby, the terms and provisions of the Merger Agreement are deemed ratified and in full force and effect and remain as is. The foregoing provisions supplement and amend the Merger Agreement and in the event of any inconsistency or conflict between the terms and conditions of the Merger Agreement and this Amendment, the terms of this Amendment shall control. All future references to the “Agreement” shall be deemed to refer to the Merger Agreement as amended by this Amendment. In the event of a conflict between the terms of the Merger Agreement and the terms of this Amendment, then the terms of this Amendment shall control.

4. Binding Effect. This Amendment shall bind and inure to the benefit of not only the parties hereto, but also their successors and assigns.

5. Counterparts. This Amendment may be executed in two or more counterparts, a complete set of which shall be deemed an original, constituting one and the same instrument. The parties hereto agree that they will execute such other and further instruments and documents that may be necessary to effectuate this Amendment. In the event that any signature is delivered by facsimile transmission, by e-mail delivery of a “.pdf” format file or other similar format file, or thru an electronic signature platform (such as Docusign), such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the party executing same with the same force and effect as if such facsimile, “.pdf”, or other electronic signature page was an original thereof.

6. Governing Law. This Amendment shall be governed by the laws of the State of Texas.

[Signatures appear on the following page]

In Witness Whereof, the Parties have caused this Amendment to be executed as of the date first above written.

Blackboxstocks Inc.

By:	/s/ Gust Kepler
Name:	Gust Kepler
Title:	Chief Executive Officer

RABLBX Merger Sub Inc.

By:	/s/ Gust Kepler
Name:	Gust Kepler
Title:	President

Realloys Inc.

By:	/s/ Leonard Sternheim
Name:	Leonard Sternheim
Title:	President